                            ASSET PURCHASE AGREEMENT

                                      among

                            Keo International, Inc.,

                             Comsa Acquisition Corp.

                                    Com S.A.

                                       and

                                  Valurex, S.A






                               ------------------
                               As of May 31, 2000
                               ------------------

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT, (hereinafter referred to as the "Agreement") is made and entered into as of the 31st day of May 2000 by and among Keo International, Inc., a Delaware corporation (hereinafter referred to as "Keo"), Valurex S.A., a societe anonyme formed under the laws of Luxembourg and the sole shareholder of Com S.A. (the "Comsa Shareholder"), Comsa Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Keo, (hereinafter referred to as "Acquisition"), and Com S.A., a French Societe Anonyme (hereinafter referred to as "Comsa").

                                    RECITALS

      WHEREAS, the parties entered into a Stock Purchase and Exchange Agreement, dated January 31, 2000, whereby Keo purchased, through its wholly-owned subsidiary, Acquisition, all of the issued and outstanding capital stock of Comsa held by the Comsa Shareholder (the "Stock Purchase and Exchange Agreement");

      WHEREAS, the parties now wish to rescind the Stock Purchase and Exchange Agreement and the Ancillary Agreements and to enter into this Asset Purchase Agreement whereby Comsa will assign all of its right title and interest in the Contracts listed on Exhibit 1 to Acquisition.

      NOW, THEREFORE, in consideration of the premises and mutual representations, warranties and covenants herein contained, the parties hereby agree as follows:

                                    ARTICLE I
                     THE SALE AND PURCHASE OF THE CONTRACTS

      SECTION 1.1 Rescission of the Stock Purchase and Exchange Agreement. The Stock Purchase and Exchange Agreement is hereby rescinded. Capitalized terms not defined herein shall have the meanings assigned to them in the Stock Purchase and Exchange Agreement.

      SECTION 1.2 Asset Sale and Purchase. Simultaneous with the execution hereof, and subject to and upon the terms and conditions of this Agreement, the DGCL and applicable French law, Comsa shall sell, assign and convey all of its right, title and interest and Acquisition shall purchase, the contracts of Comsa listed on Exhibit 1 (the "Assets"). As consideration for the sale of the Assets to Acquisition, Comsa shall receive an aggregate of Two Million, Eight Hundred Thirty-One Thousand, Twenty (2,831,020) shares (the "New Shares") of authorized but previously unissued Keo common stock, par value $0.001 per share, which shall represent 51% of the capital stock of Keo, determined on a pro forma basis in accordance with Section 1.2(b).

                  (b) Pro Forma Basis for calculation. The percentage of the shares issuable to Comsa shall be derived from a notional denominator based on 5,551,020 shares which represents the total number of Keo shares when the existing 2,720,000 shares of Keo constitutes 51% of such total. This notional denominator of 5,551,020 does not and is not intended to include shares issuable under the Stock Option Plan.

      SECTION 1.3 Issuance of Shares.

      (a) As soon as practicable from the date hereof, Keo shall cause to be issued and delivered to Comsa or its designees, stock certificates evidencing ownership of the New Shares.

      (b) The New Shares to be issued hereunder are deemed "restricted securities" as defined by Rule 144 promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and the recipients shall represent that they are acquiring the New Shares for investment purposes only and without the intent to make a further distribution of the New Shares. All New Shares to be issued under the terms of this Agreement shall be issued pursuant to exemptions from the registration requirements of the Securities Act and the rules and regulations promulgated thereunder. Certificates representing the restricted New Shares shall bear the following, or similar legend:

      THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE REGISTRATION PROVISIONS OF SUCH ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVISIONS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

      THESE SHARES ARE ALSO SUBJECT TO THE TERMS OF A SHAREHOLDERS AND VOTING AGREEMENT WHICH LIMIT THEIR VOTING POWER.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                             OF KEO AND ACQUISITION

      As an inducement for Comsa and the Comsa Shareholder to enter into this Agreement, Keo and Acquisition hereby makes jointly and severally, as of the date hereof and as of the Closing Date, the following representations and warranties to Comsa and the Comsa Shareholder:

      SECTION 2.1 Organization of Keo and Acquisition.. Each of Keo and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified and in good standing as a foreign corporation in every jurisdiction in which such qualification is necessary, and has the corporate power and authority to own its properties and assets and to transact the business in which it is engaged. With the exception of Acquisition, there are no corporations or other entities with respect to which (i) Keo owns any of the outstanding stock or other interests, or (ii) Keo may be deemed to be in control. There are no corporations or other entities with respect to which (i) Acquisition owns any of the outstanding stock or other interests, or (ii) Acquisition may be deemed to be in control. Keo and Acquisition have all requisite corporate power and authority to execute and deliver this Agreement, the Ancillary Agreements (as defined below) and to consummate the transactions contemplated hereby and thereby, and have taken all corporate or other action necessary to consummate the transactions contemplated hereby and thereby and to perform their respective obligations hereunder and thereunder. This Agreement, upon its execution and delivery, is the legal, valid and binding obligation of Keo and Acquisition, enforceable against Keo and Acquisition in accordance with its terms, and each of the Ancillary Agreements, upon its execution and delivery, is the legal, valid and binding obligation of Keo in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally.

      SECTION 2.2 Capitalization of Keo and Acquisition. (a) The authorized capital stock of Keo consists of Twenty Five million (25,000,000) shares of common stock, par value $0.001 per share (the "Common Stock"), of which Two Million, Seven Hundred Twenty Thousand (2,720,000) shares of Common Stock are issued and outstanding, and five million (5,000,000) shares of preferred stock, par value $0.001 per share, with such rights, privileges, preferences and other terms and conditions as shall be approved by its Board of Directors pursuant to a duly adopted resolution thereof, of which no shares are issued and outstanding. All shares of Common Stock currently issued and outstanding have been duly authorized and validly issued and are fully paid and non-assessable, and have been issued in compliance with any and all applicable federal and state laws or pursuant to appropriate exemptions therefrom. There are no options, warrants, rights, calls, commitments or agreements of any character obligating Keo to issue any shares of its capital stock or other securities or any security representing the right to purchase or otherwise receive any such stock or other securities. The New Shares, when issued, will be duly authorized, validly issued, fully paid and non-assessable.

            (b) To the best knowledge of Keo and Acquisition, Schedule 2.2(a) sets forth the name of each holder of shares of Common Stock, as well as the number of shares of Common Stock held by each such holder.

            (c) Other than the transactions contemplated by this Agreement, there is no outstanding vote, plan, pending proposal or right of any person to cause any redemption of Common Stock or the merger or consolidation of Keo with or into any other entity. Keo is not under any obligation under any agreement to register any of its securities under federal or state securities laws.

            (d) To the best knowledge of Keo and Acquisition, there are no agreements among shareholders of Keo, or otherwise, voting trusts, proxies or other agreements or understanding of any character, whether written or oral, with respect to or concerning the purchase, sale, transfer or voting of the Common Stock or any other security of Keo, other than the Voting Trust Agreement entered into pursuant to the Stock Purchase and Exchange Agreement.

            (e) None of Keo and Acquisition has any legal obligations, absolute or contingent, to any other person to sell the assets or to sell any capital stock or any other security of Keo or any of its subsidiaries or to effect any merger, consolidation or other reorganization of Keo or any of its subsidiaries or to enter into any agreement with respect thereto, except pursuant to the Stock Purchase and Exchange Agreement

            (f) (i) Acquisition, a Delaware corporation, is the only subsidiary of Keo, and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

                  (ii) There are two hundred (200) shares of common stock, with a par value of $0.001 per share (the "Acquisition Stock"), of Acquisition authorized, which are all outstanding and held by Keo. The Acquisition Stock was validly issued, fully paid and non-assessable and not subject to any preemptive rights created by statute, Acquisition's Certificate of Incorporation or By-Laws or any contract. There is no outstanding vote, plan, pending proposal or right of any person to cover any redemption of the Acquisition Stock for the merger or consolidation of Acquisition with or into any other entity. Acquisition holds no assets and conducts no business.

      SECTION 2.3 Charter Documents. Certified copies of the Keo and Acquisition Certificate of Incorporation and By-Laws, as amended to date, as have been or will be delivered to Comsa prior to the Closing Date are true, correct and complete copies thereof.

      SECTION 2.4 Corporate Documents. The Keo shareholders' list as set forth on Schedule 2.2(a) and corporate minute books are complete and accurate in all material respects and the corporate minute books contain the recorded minutes of all corporate meetings or the written consents of shareholders and directors.

      SECTION 2.5 Financial Statements. Keo's unaudited financial statements (the "Keo Financial Statements") for the period ended June 30, 1999, copies of which have been delivered to Comsa, are true and complete in all material respects, having been prepared by management and present without material misstatement the financial condition of Keo and its subsidiaries, on a consolidated basis, and results of its operations for the periods covered thereby. Neither Keo nor any of its subsidiaries has engaged in any transaction, maintained any bank account or used any corporate funds except for transactions bank accounts or funds which have been and are reflected in the normally maintained books and records. Except as set forth herein, there has been no material adverse change in the business operations, assets, properties, prospects or condition (financial or otherwise) of Keo taken as a whole (a "Material Adverse Effect") from that reflected in the financial statements referred to in this Section 2.5.

      SECTION 2.6 Absence of Certain Changes or Events. Since June 30, 1999, and except as disclosed otherwise herein, Keo has not (i) issued or sold any promissory note, stock, bond, option or other security of which it was an issuer or other obligor, (ii) discharged or satisfied any lien or encumbrance or paid any obligation or liability, absolute or contingent, direct or indirect, (iii) incurred or suffered to be incurred any liability or obligation whatsoever, (iv) cause or permitted any lien, encumbrance or security interest to be created or arise on or in any of its properties or assets, (v) declared or made any dividend, payment or distribution to shareholders or purchased or redeemed or agreed to purchase or redeem any shares of its capital stock, (vi) reclassified its shares of capital stock, (vii) amended its Certificate of Incorporation or By-Laws, (viii) acquired any equity interest in any other person, or (ix) entered into any agreement or transaction except in connection with the execution and performance of this Agreement. Except for the Stock Purchase and Exchange Agreement, neither Keo nor Acquisition has entered into any Agreement to do any of the foregoing actions described in this Section 2.6.

      SECTION 2.7 Assets and Liabilities. (a) Keo has good and marketable title to all of its assets and property, free and clear of any and all liens, claims and encumbrances. As of the date hereof, Keo does not have any debts, liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise, whether due or to become due, that are not fully reflected in the Keo Financial Statements.

            (b) Acquisition has no assets and no liabilities.

      SECTION 2.8 Tax Returns and Payments. (a) All of Keo's tax returns (federal, state, city, county or foreign) which are required by law to be filed on or before the date of this Agreement, have been duly filed and are complete and accurate in all material respects. Keo has paid all taxes due on said returns, any assessments made against Keo and all other taxes, fees and similar charges imposed on Keo by any governmental authority (other than those, the amount or validity of which is being contested in good faith by appropriate proceedings). No tax liens have been filed and no claims are being assessed with respect to any such taxes, fees or other similar charges. Keo and Acquisition know of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis thereof.

            (b) Acquisition, which was incorporated on September 29, 1999 has not filed, and has not yet been required to file, any tax return.

      SECTION 2.9 Required Authorizations. There have been or will be timely filed, given, obtained or taken, all applications, notices, consents, approvals, orders, registrations, qualifications waivers or other actions of any kind required by virtue of execution and delivery of this Agreement by Keo or the consummation by it of the transactions contemplated hereby. Prior to the Closing, a majority of the shareholders of Keo and Acquisition shall have approved this Agreement and the transactions contemplated hereunder and required corporate filings, if any, shall have been made with the State of Delaware.

      SECTION 2.10 Compliance with Law and Government Regulations. Keo and Acquisition are in compliance with and are not in violation of, applicable federal, state, local or foreign statutes, laws and regulations (including without limitation, any applicable building, zoning or other law, ordinance or regulation) affecting Keo, Acquisition, or either of their respective properties or the operation of their respective businesses, except where failure to be in compliance would not result in a Material Adverse Effect. To the best knowledge of Keo and Acquisition, Keo and Acquisition are not subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

      SECTION 2.11 Litigation. There is no litigation, arbitration, proceeding or investigation pending, or to the best knowledge of Keo and Acquisition, threatened or anticipated, to which Keo or Acquisition is a party or which may result in a Material Adverse Effect, or which might result in any liability on the part of Keo or Acquisition, or which questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement, and to the best knowledge of Keo and Acquisition, there is no basis for any such litigation, arbitration, proceeding or investigation. To the best knowledge of Keo and Acquisition, there are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting Keo or Acquisition or any of either of their assets that is not disclosed herein.

      SECTION 2.12 Trade Names and Rights. Keo does not use any trade mark, service mark, trade name, or copyright in its business, nor does it own any trade marks, trade mark registrations or applications, trade names, service marks, copyrights, copyright registrations or applications. To the knowledge of Keo and Acquisition, no person owns any trademark, trade mark registration or application, service mark, trade name, copyright or copyright registration or application, the use of which is necessary or contemplated in connection with the operation of Keo's business.

      SECTION 2.13 Governmental Consent. No consent, approval, authorization or order of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of Keo or Acquisition is required in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the carrying out of any transactions contemplated hereby or thereby.

      SECTION 2.14 No Disqualifying Orders. Neither Keo or Acquisition nor any of their respective affiliates, directors, officers or principals is subject to any disqualifying order under the "Bad Boy" provisions of the federal or any state securities law. As used herein, "Bad Boy" provisions include Rule 262 of Regulation A, Rule 507 of Regulation D and other similar disqualifying provisions of federal and state securities laws.

      SECTION 2.15 No Conflict or Violation: Consent. None of the execution, delivery or performance of this Agreement, the Ancillary Agreements, the consummation of the transactions contemplated hereby or thereby, nor compliance by Keo, Acquisition or any Principal Stockholder with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the governing documents of Keo, any of its subsidiaries or any Principal Stockholder, (b) violate, conflict with, or result in a breach of or constitute a default (with or without notice of passage of time) under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a notice under, or result in the creation of any encumbrance upon any of their respective assets under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or the arrangement to which Keo, any of its subsidiaries or any Principal Stockholder is a party or by which Keo, any of its subsidiaries or any Principal Stockholder is bound or to which any of their respective assets are subject, (c) violate any applicable regulation or court order or (d) impose any encumbrance on any of their respective assets. No notices to, declaration, filing or registration with, approvals or consents of, or assignments by, any person (including any federal, state or local governmental or administrative authorities) are necessary to be made or obtained by Keo, any of its subsidiaries or any Principal Stockholder in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

      SECTION 2.16 Full Disclosure. None of the representations and warranties made by Keo, Acquisition or the Principal Stockholders herein, or in any Ancillary Agreement, exhibit, certificate or memorandum furnished or to be furnished by Keo, Acquisition or the Principal Stockholders on their behalf pursuant hereto or thereto, contains or will contain any untrue statement of material fact, or omits any material fact, the omission of which would be misleading. The information with respect to Keo and Comsa which is to be included in any information statement or proxy statement to be sent to the shareholders of Keo will not contain any untrue statement of material fact, or omit to state any material fact necessary to make the statement or fact contained herein or therein not misleading.

      SECTION 2.17 Brokerage. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Exchange or with this Agreement based upon arrangements made by or on behalf of Keo or Acquisition.

      SECTION 2.18 Transactions with Affiliates. No director or officer of Keo or Acquisition or any member of his or her immediate family, is a party to any contract or other business arrangement or relationship of any kind with Keo, has an ownership interest in any business, corporate or otherwise, which is a party to, or in any property which is the subject of, business arrangements or relationships of any kind with Keo.

      SECTION 2.19 Environmental Matters.

                  (i) Keo and Acquisition are in compliance in all material respects with all Environmental Laws (as defined below).

                  (ii) Keo has no knowledge of an existing or potential Environmental Claim (as defined below), nor has Keo or any Principal Stockholder received any notification or has knowledge of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any disposal, release, or threatened release at any location of any Hazardous Substance (as defined below) stored, generated or transported by Keo or Acquisition.

                  (iii) To the best knowledge of Keo and Acquisition, (A) no underground tank or other underground storage receptacle for Hazardous Substance has leaked from any underground tank or related piping at any time; and (B) there have been no releases of Hazardous Substances by Keo on, upon or into any properties of Keo, any of its subsidiaries or any of their respective predecessors.

                  (iv) To the best knowledge of Keo and Acquisition, there has never been any PCBs or asbestos located at or on any owned or leased property by Keo, any of its subsidiaries, or any of their respective predecessors.

                  (v) No environmental lien has ever been attached to any real property owned or leased by Keo, any of its subsidiaries or any of their respective predecessors.

                  (vi) Definitions. For purposes of this Agreement, "Environmental Laws" shall mean all federal, state, district, local and foreign laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits, or demand letters issued, promulgated, or entered pursuant thereto, relating to pollution or protection of the environment (including without limitation ambient air, surface water, ground water, land surface, or subsurface strata), including without limitation (x) laws relating to emissions, discharges, releases or threatened releases, or threatened releases of pollutants, contaminants, chemicals, materials, wastes or other substances into the environment and (y) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of pollutants, contaminants, chemicals, industrial materials, wastes or other substances.

For purposes of this Agreement, "Environmental Claims" shall mean all accusations, allegations, notice of violations, liens, claims, demands, suits or causes of action or any damage, including without limitation, personal injury, property damage (including any depreciation of property values), lost use of property, or consequential damages, arising directly or indirectly out of Environmental Conditions or Environmental Laws.

For purposes of this Agreement, "Environmental Conditions" shall mean the state of environment, including natural resources (e.g. flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata, or ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injection, escaping, leaching, disposal, dumping, or threatened release of Hazardous Substances by Keo, any of its subsidiaries or any of their respective predecessors or such predecessors in interest, agents, representatives, employees, or independent contractors.

For purposes of this Agreement, "Hazardous Substances" shall mean all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic, or otherwise hazardous substances or materials (whether solids, liquids or gases), including but not limited to any substances, materials, or wastes subject to regulation, control, or remediation under Environmental Laws.

                                   ARTICLE III
                                   [RESERVED]

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                       OF COMSA AND THE COMSA SHAREHOLDER

      Comsa and the Comsa Shareholder hereby represent, warrant and agree that:

      SECTION 4.1 Organization of Comsa. Comsa is a societe anonyme duly organized, validly existing and in good standing under the laws of France, is duly qualified or will become duly qualified and in good standing in every jurisdiction in which such qualification is necessary for performance under, or enforcement of, the Sales Agreements. There are no corporations or other entities with respect to which (i) Comsa owns any of the outstanding stock or other interests, or (ii) Comsa may be deemed to be in control except as otherwise disclosed in Schedule 4.1 annexed hereto and by this reference made a part hereof.

      SECTION 4.2 Share Ownership. All of the 7,500 issued and outstanding shares of capital stock of Comsa are owned by Valurex S.A., a Societe Anonyme organized under the laws of Luxembourg. There are no options, warrants, rights, calls, commitments or agreements of any character obligating Comsa to issue, now or at any future time or upon any circumstance whether or not existing, any units of ownership, shares or other equity interest, except as otherwise disclosed in Schedule 4.2 annexed hereto.

      SECTION 4.3 Charter Documents. Complete and correct copies of the charter documents and By-Laws (Statuts) of Comsa and all amendments thereto, have been or will be delivered to Keo prior to the Closing Date.

      SECTION 4.4 Required Authorizations. There have been or will be timely filed, given, obtained or taken, all applications, notices, consents, approvals, orders, registrations, qualifications waivers or other actions of any kind required by virtue of execution and delivery of this Agreement by Comsa or the consummation by it of the transactions contemplated hereby and appropriate corporate filings shall have been made including performance under the Sales Agreements with appropriate governmental authorities of France, as required.

      SECTION 4.5 Governmental Consent. No consent, approval, authorization or order of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of Comsa is required in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the carrying out of any transactions contemplated hereby or thereby other than filing the Agreement and a declaration of foreign ownership of Comsa with appropriate governmental authorities of France.

      SECTION 4.6 Authority. Comsa and the Comsa Shareholder have approved this Agreement and duly authorized the execution hereof. Comsa has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby, and all corporate action necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly taken. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Comsa with the provisions hereof will not (a) conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Comsa under, any of the terms, conditions or provisions of the Certificate of Incorporation, By Laws, or any other constituent document of Comsa, or any note, bond, mortgage, indenture, license, agreement or any instrument or obligation to which Comsa is a party or by which it is bound; or
(b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Comsa or any of its properties or assets.

      SECTION 4.7 Investment Purpose. Comsa has received or shall receive representations from the Comsa Shareholder that the recipients of the restricted Shares are acquiring the shares for investment purposes only and acknowledge that the New Shares to be issued hereunder are "restricted securities" and may not be sold, traded or otherwise transferred without registration under the U.S. Securities Act of 1933, as amended or an applicable exemption therefrom.

      SECTION 4.8 Nonexistence of Disqualifying Orders. Neither Comsa nor any of its affiliates, directors, officers or principals is subject to any disqualifying order under the "Bad Boy" provisions of the federal or any state securities law which are defined in Section 2.14.

      SECTION 4.9 Rights under the Contracts. Comsa is the owner of the rights under the Contracts listed on Exhibit ("Contracts"), and has not assigned, pledged, or otherwise transferred any of the rights to the benefits from the Contracts, nor has delegated any of Comsa's dutiues under the Contracts. None of the execution, delivery or performance of this Agreement or the Ancillary Agreements, or consummation of the transactions contemplated hereby or thereby, nor compliance by Comsa with any of the provisions hereof or thereof, will violate, conflict with, or result in a breach of or constitute a default (with or without notice of passage of time) under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a notice under, or result in the creation of any encumbrance upon any of Comsa's rights under the Contracts. No notices to, declaration, filing or registration with, approvals or consents of, or assignments by, any person (including any federal, state or local governmental or administrative authorities) are necessary to be made or obtained by Comsa in connection with the conveyance of the rights under the Contracts and the delegation of the duties under the Contracts.

      SECTION 4.17 Full Disclosure. None of the representations and warranties made by Comsa herein, or in any Ancillary Agreement, exhibit, certificate or memorandum furnished or to be furnished by, on its behalf pursuant hereto or thereto, contains or will contain any untrue statement of material fact, or omits any material fact, the omission of which would be misleading.

                                    ARTICLE V
                                   [RESERVED]

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

      SECTION 6.1 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense except as provided for in Section 11.1 herein.

      SECTION 6.2. Brokers and Finders. Each of the parties hereto represents, as to itself, that no agent, broker, investment banker or firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

      SECTION 6.3 Necessary Actions. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In the event at any time after the Closing Date, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper managers, officers and/or directors of Keo, Acquisition or Comsa, as the case may be, shall take all such necessary action.

      SECTION 6.4 Indemnification.

            (a) General.

                  (i) Keo and Acquisition shall, jointly and severally, indemnify Comsa, and the Comsa Shareholder (collectively, the "Comsa Indemnified Parties") against, and hold each of the Comsa Indemnified Parties harmless from any damage, claim, loss, cost, liability or expense, including without limitation, interest, penalties, reasonable attorneys' fees and expenses of investigation, diminution of value, response action, removal action or remedial action (collectively "Damages") incurred by any such Comsa Indemnified Party, that are incident to, arise out of, in connection with, or related to, whether directly or indirectly, the breach of any warranty, representation, covenant or agreement of Keo or Acquisition contained in this Agreement, the Ancillary Agreements or any schedule hereto or thereto or in any certificate or instrument of conveyance (including, without limitation, any notice to be delivered to the shareholders of Keo) delivered by or on behalf of Keo or Acquisition pursuant to this Agreement, the Ancillary Agreements or in connection with the transactions contemplated hereby or thereby.

                  (ii) Comsa and the Comsa Shareholder shall indemnify Keo and Acquisition ("Keo Indemnified Parties"), against, and hold each of the Keo Indemnified Parties harmless from, any Damages incurred by such Keo Indemnified Party, that are incident to, arise out of, in connection with, or related to, whether directly or indirectly, the breach of any warranty, representation, covenant or agreement of Comsa and/or the Comsa Shareholder contained in this

Agreement, the Ancillary Agreements, any schedule hereto or thereto or in any certificate or instrument of conveyance delivered by or on behalf of Comsa pursuant to this Agreement, the Ancillary Agreements or in connection with the transactions contemplated hereby or thereto.

                  (iii) The term "Damages" as used in this Section 6.4 is not limited to matters asserted by third parties against Comsa Indemnified Parties or Keo Indemnified Parties, but includes Damages incurred or sustained by such persons in the absence of third party claims.

            (b) Procedure for Claims. If a claim for Damages (a "Claim') is to be made by a person entitled to indemnification hereunder, the person claiming such indemnification (the "Indemnified Party"), subject to clause (ii) below, shall give written notice (a "Claim Notice") to the indemnifying person (the "Indemnifying Party") as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 6.4. The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except and only to the extent that, the Indemnifying Party demonstrates actual material damage caused by such failure. In the case of a Claim involving the assertion of a claim by a third party (whether pursuant to a lawsuit or other legal action or otherwise, a "Third-Party Claim"), if the Indemnifying Party shall acknowledge in writing to the Indemnified Party that the Indemnifying Party shall be obligated to indemnify the Indemnified Party under the terms of its indemnity hereunder in connection with such Third-Party Claim, then (A) the Indemnifying Party shall be entitled and, if it so elects, shall be obligated at its own cost, risk and expense, (1) to take control of the defense and investigation such Third-Party Claim and (2) to pursue the defense thereof in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued, including, without limitation, to employ and engage attorneys of its own choice reasonably acceptable to the Indemnified Party to handle and defend the same, and (B) the Indemnifying Party shall be entitled (but not obligated), if it so elects, to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld. In the event the Indemnifying Party elects to assume control of the defense and investigation of such lawsuit or other legal action in accordance with this
Section 6.4, the Indemnified Party may, at its own cost and expense, participate in the investigation, trial and defense of such Third-Party Claim; provided that, if the named persons to a lawsuit or other legal action include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, the Indemnified Party shall be entitled, at the Indemnifying Party's cost, risk and expense, to separate counsel of its own choosing. If the Indemnifying Party fails to assume the defense of such Third-Party Claim in accordance with this Section 6.4 within 10 calendar days after receipt of the Claim Notice, the Indemnified Party against which such Third-Party Claim has been asserted shall upon delivering notice to such effect to the Indemnifying Party have the right to undertake, at the Indemnifying Party's cost, risk and expense, the defense, compromise and settlement of such Third-Party Claim on behalf of and for the account of the Indemnifying Party; provided that such Third-Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. In the event the Indemnifying Party assumes the defense of the claim, the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of any such defense, compromise or settlement, and in the event the Indemnified Party assumes the defense of the claim, the Indemnified Party shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for any settlement of any Third-Party Claim effected pursuant to and in accordance with this Section 6.4 and for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Party from and against any and all Damages by reason of such settlement or judgment.

            (c) Specific Performance. Comsa and Keo shall be entitled to specific performance and injunctive relief, without posting bond or other security, for the purpose of asserting their respective rights under this
Section 6.4. The remedies described in this Section 6.4 shall be in addition to, and not in lieu of, and any other remedies at law or in equity that the parties may elect to pursue.

                                   ARTICLE VII
                                   [RESERVED]

                                  ARTICLE VIII
                                   [RESERVED]

                                   ARTICLE IX
                              ANCILLARY AGREEMENTS

      SECTION 9.1 Shareholders and Voting Agreement. Simultaneous with the execution hereof, the Shareholders and Voting Agreement substantially in the form of Exhibit 2 shall have been duly executed and delivered by each party thereto.

      SECTION 9.2 Indemnification Agreements. Keo shall have executed indemnification agreements in favor of all directors of Keo (collectively, the "Indemnification Agreements") execution and delivery of which is hereby acknowledged..

      SECTION 9.3 Management Agreement. Simultaneous with the execution hereof, the Management Agreement substantially in the form of Exhibit 3 shall have been duly executed and delivered by each party thereto.

      SECTION 9.4 Ancillary Agreements. The Shareholders and Voting Agreement, the Indemnification Agreements, and the Management Agreement are collectively referred to herein as the Ancillary Agreements.

                                    ARTICLE X
                                   [RESERVED]

                                   ARTICLE XI
                                  MISCELLANEOUS

      SECTION 11.1 Costs and Expenses. Each party hereto will bear its own respective expenses.

      SECTION 11.2 [Rerserved].

      SECTION 11.3 Notices. Any notice to any party hereto pursuant to this Agreement shall be in writing and given by Certified or Registered Mail, FedEx or by facsimile, addressed as follows:

            To Com S.A. or to the Comsa Shareholder:
            60 Rue de Londres
            Paris, France 75 008
            Att.: Mr. Philip Halimi

            Keo International, Inc. and
            Comsa Acquisition Corp.
            c/o  Kaplan Gottbetter & Levenson, LLP
            630 Third Avenue
            New York, NY 10017
            Att.: Adam S. Gottbetter, Esq.

      Additional notices are to be given as to each party, at such other address as should be designated in writing complying as to delivery with the terms of this Section 11.3. All such notices shall be effective when sent, addressed as aforesaid.

      SECTION 11.4 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

      SECTION 11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together shall constitute one document. The delivery by facsimile of an executed counterpart of this Agreement shall be deemed to be an original and shall have the full force and effect of an original executed copy.

      SECTION 11.6 Severability. The parties hereto agree and affirm if any part of this Agreement is deemed to be unenforceable, the remainder of the Agreement shall remain in full force and effect.

      SECTION 11.7 Headings and Schedules. The "Article" and "Section" headings are provided herein for convenience of reference only and do not constitute a part of this Agreement. The Schedules, on the other hand, are hereby expressly incorporated into this Agreement.

      SECTION 11.8 Survival of Representations and Warranties. All terms, conditions, representations and warranties set forth in this Agreement or in any instrument, certificate, opinion, or other writing providing for in it, shall survive the closing for a period of eighteen months regardless of any investigation made by or on behalf of any of the parties hereto, or whether made before or after the closing.

      SECTION 11.9 Assignability. This Agreement shall not be assigned by any of the parties hereto without the prior written consent of the other parties.

      SECTION 11.10 Amendment. This Agreement may be amended with the consent of Keo, Acquisition, Comsa and the Comsa Shareholder only by an instrument, in writing, signed on behalf of each of the parties hereto.

      SECTION 11.11 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York without consideration of principles of conflicts of laws, except with respect to matters of law concerning the internal corporate affairs of any corporate entity, or societe anonyme party hereunder as to which the law of the jurisdiction under which the respective entity derives its powers shall govern.

      SECTION 11.12 Publicity. Except as required by law or on advice of counsel, no party shall issue any press release or make any public statement regarding the transactions contemplated hereby without the prior approval of the other parties, and the parties hereto shall issue a mutually acceptable press release as soon as practicable after the date hereof and after the closing.

      SECTION 11.13 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in a manner legally binding upon them as of the date first above written.



KEO INTERNATIONAL, INC.


By: /s/ JOHANNA BONNIER
    --------------------
    Johanna Bonnier, Vice President


COM S.A.


By: /s/ PHILIPPE HALIMI
    --------------------------
    Philippe Halimi, President


COMSA  ACQUISITION CORP.


By: /s/ JOHANNA BONNIER
    --------------------------
    Johanna Bonnier, President


THE COMSA SHAREHOLDER:                                Attest:


Valurex S.A., a societe anonyme organized under the laws of Luxembourg


By: /s/ JEAN PIERRE DELALOYE
    --------------------------
    Name: Jean Pierre Delaloye
    Title:

                        [Schedules and Exhibits Omitted]